EXHIBIT 99.1

TRUE NATURE HOLDING, INC. EXPANDS EXECUTIVE LEADERSHIP TEAM, APPOINTS CHIEF OPERATING OFFICER

ATLANTA, GA / ACCESSWIRE / February 27, 2017 / The Board of Directors of True Nature Holding, Inc. (OTCQB: TNTY) (the "Company") today announced the appointment of Louis DeLuca as the Chief Operating Officer of the Company, effective February 14, 2017.

Mr. DeLuca, age 58, is a highly accomplished executive operations leader with a proven record of implementing strategies and driving business efficiencies.  He has extensive experience in manufacturing, retail and wholesale distribution. DeLuca is accomplished in the design and implementation of policies and procedures, as well as in the assessment of operational needs to impact performance. He has demonstrated strong team building skills across all levels of an organization.

He will be responsible for both due diligence and post-closing integration of operations as acquisitions are completed. “Louis is performance-focused and possesses a depth of operations experience as well as targeted retail and supply chain management knowledge. We believe the Company and our shareholders will benefit from his ability to rapidly scale the business and leverage operational efficiencies as we complete acquisitions;” said Amy Lance, Chairman of the Board of Directors.

Mr. DeLuca has a 25-year track record of operational experience with the Home Depot. Starting in its formative years with only 4 retail stores, he saw the Company through mature growth. As Director of Inventory Planning and Sourcing, he reported directly to the President and implemented many industry changing projects with c-suite impact. Mr. DeLuca reported; "I am honored to accept the offer to serve True Nature Holding, Inc. and its shareholders. This is a natural fit for me because it represents an opportunity to get in on the ground floor and help the Company grow to its full potential.”

DeLuca and all appointed executives will report to the Company’s Board of Directors. Per NASDAQ and NYSE requirements, independent directors must compromise the majority of the board. It should be noted that True Nature Holding, Inc. is governed by a fully independent Board of Directors and intends to maintain a fully independent board into the foreseeable future, especially as the Company plans to complete acquisitions and uplist to the NASDAQ or NYSE later this year.

The Mission of True Nature Holdings, Inc.

To unlock the potential of the compounding pharmacy industry to improve human and animal health, serve unmet patient needs, elevate the dignity of skilled pharmacists, and build shareholder value through the delivery of quality, cost effective, and innovative healthcare products and pharmaceuticals to the world.

The Vision of True Nature Holdings, Inc.

To become globally recognized for our best practices focused on driving quality, efficiency, and sustainability in the compounding pharmaceutical industry, natural solutions for healthy living, and novel approaches for delivery of these solutions.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.